Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of ObsEva SA of our report dated March 5, 2019 relating to the financial statements, which appears in ObsEva SA’s Annual Report on Form 20-F for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers SA

Geneva, Switzerland

August 7, 2019

PricewaterhouseCoopers SA, avenue Giuseppe-Motta 50, Case postale, CH-1211 Genève 2, Switzerland
Telephone: +41 58 792 91 00, Facsimile: +41 58 792 91 10, www.pwc.ch

PricewaterhouseCoopers SA is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.